As filed with the Securities and Exchange Commission on November 7, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2949397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of Principal Executive Offices)	(Zip Code)

Smart Balance, Inc. 2012 Inducement Award Plan

(Full title of the plans)

Norman Matar, Esq.

Executive Vice President, General Counsel and Secretary

115 West Century Road – Suite 260

Paramus, New Jersey 07652

(Name and address of agent for service)

(201) 568-9300 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,300,000	$11.74	$15,262,000	$2,081

(1)	In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover additional Common Stock that may become issuable under the applicable plan by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)	Represents the number of shares of Common Stock that may be granted pursuant to this registration statement in respect of awards pursuant to the Smart Balance, Inc. 2012 Inducement Award Plan.

(3)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this Registration Statement has been calculated based the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on November 2, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

References to “us,” “our,” “we” and “the Registrant” shall mean Smart Balance, Inc., a Delaware corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which were filed by the Registrant with the SEC, are incorporated by reference in this Registration Statement:

1.	Our annual report for the fiscal year ended December 31, 2011 as filed on March 6, 2012; and
2.	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 as filed on May 3, 2012; and June 30, 2012 as filed on August 2, 2012; and
3.	Our current reports on Form 8-K, dated January 6, 2012; January 20, 2012; February 23, 2012; April 4, 2012; May 3, 2012; May 25, 2012; June 1, 2012; June 18, 2012; July 2, 2012, as amended September 10, 2012; August 2, 2012; and October 2, 2012; and
4.	Our definitive proxy statement dated April 5, 2012 for our annual meeting of stockholders held on May 23, 2012; and
5.	The description of our common stock which is contained in our registration statement on Form 8-A filed on July 16, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including amendments or reports filed for the purpose of updating that description.

Additionally, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	The Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	The Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	The Registrant is required to advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	The Registrant may advance expenses to its employees and agents in connection with a legal proceeding; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant’s restated certificate of incorporation contains similar provisions providing for the indemnification of its directors and officers and other employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant’s board of directors has approved a form of indemnification agreement for its directors and officers. Each of our current directors and officers has entered into, and we expect that our future directors and officers will enter into, indemnification agreements substantially in that form to give the Registrant’s directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in the Registrant’s restated certificate of incorporation and amended and restated bylaws and the indemnification agreements entered into between the Registrant and each of its current and future directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

The Registrant and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

In connection with an offering of the securities registered hereunder, the Registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Smart Balance, Inc. (filed as Exhibit 4.1 to Smart Balance, Inc.’s Current Report on Form 8-K filed on May 25, 2007, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Smart Balance, Inc. (filed as Exhibit 3.1 to Smart Balance, Inc.’s Current Report on Form 8-K filed on September 29, 2011 and incorporated herein by reference).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP regarding the legality of the securities being registered.

10.1*	Smart Balance, Inc. 2012 Inducement Award Plan.
23.1*	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm

23.2*	Consent of Katz, Sapper & Miller, LLP

23.3*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page included in this Part II).

* Filed herewith

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by section 10(a)(3) of the Securities Act;
ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey on the 7th day of November, 2012.

SMART BALANCE, INC.
By: /s/ Christine Sacco
Christine Sacco
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Stephen B. Hughes, Norman Matar and Christine Sacco, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven B. Hughes	Chairman of the Board, Chief Executive Officer	11/7/12
Steven B. Hughes	and Director (Principal Executive Officer)

/s/ Christine Sacco	Chief Financial Officer	11/7/12
Christine Sacco	(Principal Financial Officer)

/s/ Christina Calabrese	Chief Accounting Officer	11/7/12
Christina Calabrese	(Principal Accounting Officer)

/s/ Dean Hollis		11/7/12
Dean Hollis	Director

/s/ William E. Hooper		11/7/12
William E. Hooper	Director

/s/ Gerald J. Laber		11/7/12
Gerald J. Laber	Director

/s/ James B. Leighton		11/7/12
James B. Leighton	Director

/s/ James E. Lewis		11/7/12
James E. Lewis	Director

/s/ Thomas K. McInerney		11/7/12
Thomas K. McInerney	Director

Index to Exhibits

Exhibit Number	Description of Exhibit
3.1	Restated Certificate of Incorporation of Smart Balance, Inc. (filed as Exhibit 4.1 to Smart Balance, Inc.’s Current Report on Form 8-K filed on May 25, 2007, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Smart Balance, Inc. (filed as Exhibit 3.1 to Smart Balance, Inc.’s Current Report on Form 8-K filed on September 29, 2011 and incorporated herein by reference).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP regarding the legality of the securities being registered.

10.1*	Smart Balance, Inc. 2012 Inducement Award Plan.
23.1*	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm

23.2*	Consent of Katz, Sapper & Miller, LLP

23.3*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page included in this Part II).

*Filed herewith